Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 33-33621, No. 2-99945, No. 333-59727, No. 333-138458, No. 333-49023 and No. 333-188437 on Form S-8 of our report dated June 13, 2014, with respect to the financial statements and supplemental schedule of VF Corporation Retirement Savings Plan for Salaried Employees included in this Annual Report on Form 11-K as of December 31, 2013 and 2012, and for the year ended December 31, 2013.

/s/ Dixon Hughes Goodman LLP

High Point, North Carolina

June 13, 2014